Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 13, 2023 by and among Morphic Holding, Inc., a Delaware corporation (the “Company”), and the Investors identified on Exhibit A attached hereto (each an “Investor” and collectively the “Investors”).

RECITALS

WHEREAS, the Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506 of Regulation D (“Regulation D”), as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the 1933 Act; and

WHEREAS, the Investors wish to purchase from the Company, and the Company wishes to sell and issue to the Investors, upon the terms and subject to the conditions stated in this Agreement, that aggregate number of (i) shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and (ii) pre-funded warrants, in substantially the form attached as Exhibit B hereto (the “Pre-Funded Warrants”), to purchase shares of Common Stock, as set forth next to such Investor’s name on Exhibit A hereto;

WHEREAS, the shares of Common Stock issuable upon exercise of, or otherwise pursuant to, the Pre-Funded Warrants are referred to herein as the “Warrant Shares”;

WHEREAS, the Shares and the Pre-Funded Warrants to be sold pursuant to the terms of this Agreement are sometimes referred to herein as the “Securities”; and

WHEREAS, contemporaneously with the sale of the Securities, the parties hereto will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights in respect of the Shares and Warrant Shares under the 1933 Act, and the rules and regulations promulgated thereunder, and applicable state securities laws.

NOW, THEREFORE, IN CONSIDERATION of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common Control with, such Person.

“Applicable Laws” means all statutes, rules or regulations of the U.S. Food and Drug Administration (“FDA”) and other comparable governmental entities applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product under development, manufactured or distributed by the Company.

“Authorizations” means any Applicable Laws or any licenses, certificates, approvals, clearances, exemptions, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Bylaws” has the meaning set forth in Section 4.4.

“Certificate of Incorporation” has the meaning set forth in Section 4.4.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Common Stock” has the meaning set forth in the recitals to this Agreement.

“Company” means Morphic Holding, Inc., a Delaware corporation.

“Company’s Knowledge” means the actual knowledge, after reasonable inquiry, of the executive officers (as defined in Rule 405 under the 1933 Act) of the Company.

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Disclosure Date” has the meaning set forth in Section 9.7.

“EcoR1” means EcoR1 Capital, LLC. and its affiliates.

“Financial Statements” has the meaning set forth in Section 4.9.

“GAAP” has the meaning set forth in Section 4.24.

“Governmental Entity” means any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, assets or operations.

“HIPAA” has the meaning set forth in Section 4.30.

“Intellectual Property” has the meaning set forth in Section 4.15.

“Investor Questionnaire” has the meaning set forth in Section 5.8.

“Investors” has the meaning set forth in the recitals to this Agreement.

“IT Systems” has the meaning set forth in 4.33.

“Losses” has the meaning set forth in Section 8.2.

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, prospects, condition (financial or otherwise) or business of the Company and its subsidiaries taken as a whole, (ii) the legality or enforceability of any of the Transaction Documents or (iii) the ability of the Company to perform its obligations under the Transaction Documents.

“Material Contract” means any contract, instrument or other agreement to which the Company is a party or by which it is bound which is material to the business of the Company, including those that have been filed or were required to have been filed as an exhibit to the SEC Filings pursuant to Item 601(b)(10) of Regulation S-K.

“Money Laundering Laws” has the meaning set forth in Section 4.31.

“Nasdaq” means the Nasdaq Global Market.

“Permits” has the meaning set forth in Section 4.12.

“Personal Data” has the meaning set forth in Section 4.33.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Pre-Funded Warrants” has the meaning set forth in the recitals to this Agreement.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Regulation D” has the meaning set forth in the recitals to this Agreement.

“Sanctions” has the meaning set forth in Section 4.32.

“SEC Filings” means the Company’s filings made pursuant to the 1934 Act.

“Securities” has the meaning set forth in the recitals to this Agreement.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the 1934 Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

“Subscription Amount” means, as to an Investor, the aggregate amount to be paid for the Securities purchased hereunder as specified opposite such Investor’s name on Exhibit A attached hereto, under the column entitled “Aggregate Purchase Price of Securities Purchased,” in U.S. Dollars and in immediately available funds.

“Transfer Agent” has the meaning set forth in Section 7.2.

“Transaction Documents” means this Agreement and the Registration Rights Agreement.

“Warrant Shares” has the meaning set forth in the recitals to this Agreement.

“1933 Act” has the meaning set forth in the recitals to this Agreement.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“1934 Act Regulations” means the rules and regulations promulgated under the 1934 Act.

2.	Purchase and Sale of the Securities. On the Closing Date, upon the terms and subject to the conditions set forth herein, the Company will issue and sell, and each Investor will purchase, severally and not jointly, the number of Securities set forth opposite the name of such Investor under the heading “Number of Securities Purchased” on Exhibit A attached hereto. The purchase price of Common Stock shall be $35.35 per share and the purchase price of the Pre-Funded Warrants shall be $35.3499 per Pre-Funded Warrant.

3.	Closing.

3.1.	Upon the satisfaction of the conditions set forth in Section 6, the completion of the purchase and sale of the Securities (the “Closing”) shall occur remotely via exchange of documents and signatures (the “Closing Date”) on the second trading day after the date hereof.

3.2.	On the Closing Date, each Investor shall deliver or cause to be delivered to the Company the Subscription Amount via wire transfer of immediately available funds pursuant to the wire instructions delivered to such Investor by the Company on or prior to the Closing Date, provided that where requested in writing by an Investor, such funds may follow the receipt by such Investor of a copy of the records of the Transfer Agent showing the Investor as the owner of the number of Securities indicated on Exhibit A attached hereto as of the Closing Date.

3.3.	At or before the Closing, the Company shall deliver or cause to be delivered to each Investor (i) the number of Shares, registered in the name of the Investor (or its nominee in accordance with such Investor’s delivery instructions), equal to the number of Shares indicated under the heading “Number of Shares Purchased” on Exhibit A attached hereto and (ii) the number of Pre-Funded Warrants, executed by the Company and registered in the name of such Investor (or its nominee in accordance with such Investor’s delivery instructions), equal to the number of Pre-Funded Warrants indicated under the heading “Number of Pre-Funded Warrants Purchased” on Exhibit A attached hereto. The Shares shall be delivered via a book-entry record through the Transfer Agent, and the Company shall cause the Transfer Agent to deliver to the Investor, at or prior to the Closing, a copy of the records of the Transfer Agent showing the Investor as the owner of the number of Shares indicated on Exhibit A attached hereto as of the Closing Date. The Pre-Funded Warrants shall be delivered as an electronic copy, with the original Pre-Funded Warrants delivered within five Business Days of the Closing Date.

4.	Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors that, except as otherwise described in the SEC Filings made prior to the date hereof, which qualify these representations and warranties in their entirety:

4.1.	Organization, Good Standing and Qualification. The Company and each of its subsidiaries have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect. The Company does not have any significant subsidiary as defined in Rule 1-20(w) of Regulation S-X other than the subsidiaries listed in Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the most recently ended fiscal year.

4.2.	Authorization. The Company has the requisite corporate power and authority and has taken all requisite corporate action necessary for, and no further action on the part of the Company, its officers, directors and stockholders is necessary for, (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization for issuance and delivery of the Securities. The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general equitable principles.

4.3.	Capitalization. As set forth in the SEC Filings as of the date set forth therein, all of the Company’s outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and were not issued in violation of or subject to any preemptive right or other rights to subscribe for or purchase securities. Except as disclosed in the SEC Filings, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer, sell, redeem, purchase, repurchase or otherwise acquire or cause to be issued, transferred, sold, redeemed, purchased, repurchased or otherwise acquired any capital stock or voting debt of, or other equity interest in, the Company or securities or rights convertible into or exchangeable for such shares or equity interests or obligations of the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Neither the execution of this Agreement nor the issuance of Securities pursuant to any provision of this Agreement will give rise to any preemptive rights or rights of first refusal on behalf of any Person or result in the triggering of any anti-dilution or other similar rights. Other than the Common Stock, there are no other shares of any other class or series of capital stock of the Company issued or outstanding. The Company’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and the Company’s Bylaws, as amended and as in effect on the date hereof (the “Bylaws”), are included in the SEC Filings except as otherwise disclosed to the Investors, and the Company shall not amend or otherwise modify the Certificate of Incorporation or Bylaws prior to the Closing.

4.4.	Valid Issuance. The Securities being purchased hereunder have been duly authorized and, when issued, delivered and paid for in the manner set forth in this Agreement will be validly issued, fully paid and nonassessable and will be free and clear of all encumbrances and restrictions (other than those created by the Investors), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws. The Shares conform, in all material respects, to all statements relating thereto contained in the SEC Filings and such description conforms in all material respects to the rights set forth in the instruments defining the same. The Warrant Shares issuable upon exercise of the Pre-Funded Warrants have been duly authorized and, when issued and paid for in accordance with the terms of the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, other than restrictions on transfer provided for in the Transaction Documents or imposed by applicable securities laws, and shall not be subject to preemptive rights, rights of first refusal or other similar rights. Assuming the accuracy of the representations and warranties of each Investor in Section 5 hereof, the Securities will be issued in compliance with applicable federal and state securities laws.

4.5.	Consents. Subject to the accuracy of the representations and warranties of each Investor set forth in Section 5 hereof, the execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Purchased Shares require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws and the rules and regulations of Nasdaq which the Company undertakes to file within the applicable time periods and other than the registration statement required to be filed by the Registration Rights Agreement.

4.6.	Use of Proceeds. The net proceeds of the sale of the Securities hereunder shall be used by the Company for working capital and general corporate purposes, including clinical development.

4.7.	No Material Adverse Change. Since September 30, 2022, except as specifically disclosed in the SEC Filings, there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except for the transactions contemplated by this Agreement, no event, liability or development has occurred or exists with respect to the Company or any of its subsidiaries or their respective businesses, properties, operations or financial conditions that would be required to be disclosed by the Company under applicable securities laws at the date of this Agreement that has not been publicly disclosed at least one trading day prior to the date of this Agreement.

4.8.	No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Securities in accordance with the provisions hereof and thereof will not, (i) conflict with or result in a breach or violation of (a) any of the terms and provisions of, or constitute a default under, the Company’s Certificate of Incorporation or Bylaws, both as in effect on the date hereof (true and complete copies of which have been made available to the Investors through the EDGAR system, except as otherwise disclosed to the Investors), or (b) assuming the accuracy of the representations and warranties in Section 5, any applicable statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, or any of its assets or properties, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien, encumbrance or other adverse claim upon any of the properties or assets of the Company or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Material Contract except, with respect to clauses (i)(b) and (ii), for such violations, conflicts or defaults as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. This Section does not relate to matters with respect to tax status, which are the subject of Section 4.11 and employee relations and labor matters, which are the subject of Section 4.14.

4.9.	SEC Filings; Financial Statements; Independent Accountants. The Company is not an “ineligible issuer” (as defined in Rule 405 promulgated under the 1933 Act). The Company is subject to the reporting requirements of the 1934 Act, and has filed or will file in a timely manner all documents that the Company was or is required to file with the SEC under Sections 13, 14(a) and 15(d) of the 1934 Act, since becoming subject to the requirements of the 1934 Act. As of their respective filing dates (or, if amended prior to the date of this Agreement, when amended), all SEC Filings complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder. None of the SEC Filings as of their respective filing dates contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each prospectus filed by the Company pursuant to Rule 424(b) under the 1933 Act, as of its issue date and as of the closing of any sale of securities pursuant thereto, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company set forth in the SEC Filings, together with the related schedules and notes (the “Financial Statements”) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Financial Statements have been prepared in accordance with United States generally accepted accounting principles consistently applied and fairly present the financial position of the Company at the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring adjustments). The accountants who certified the Financial Statements are independent public accountants as required by the 1933 Act and the 1934 Act and the regulations thereunder and the Public Company Accounting Oversight Board.

4.10.	Tax Matters. All United States federal income tax returns of the Company and its subsidiaries required by law to be filed by them (taking into account any timely requested extensions thereof) have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided. The Company and its subsidiaries have filed all other tax returns that are required to have been filed by them pursuant to applicable foreign, state, local or other law except insofar as the failure to file such returns would not reasonably be expected to result in a Material Adverse Effect, and has paid all material taxes due pursuant to such returns or pursuant to any assessment received by the Company and its subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been established by the Company. The charges, accruals and reserves on the books of the Company in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not reasonably be expected to result in a Material Adverse Effect.

4.11.	Title to Properties. The Company and its subsidiaries have good and marketable title in fee simple to, or have valid rights to lease or otherwise use, all items of real and personal property that are material to the respective businesses of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries or (ii) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.12.	Licenses and Permits. The Company and its subsidiaries have all franchises, licenses, permits, certificates and other authorizations from such federal, state or local government or governmental agency, department or body that are currently necessary for the operation of their respective businesses as currently conducted, including, without limitation, all such certificates, approvals, authorizations, exemptions, licenses and permits required by the FDA or any other comparable Governmental Entities (collectively, “Permits”), except where the failure to possess such Permits would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any written notice requiring or threatening any revocation or modification of any such Permits, where such revocation or modification would reasonably be expected to have a Material Adverse Effect.

4.13.	Labor Matters. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the Company’s Knowledge, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any subsidiary’s principal suppliers, manufacturers, customers or contractors, which, in either case, would reasonably be expected to result in a Material Adverse Effect.

4.14.	Intellectual Property. To the Company’s Knowledge, the Company and its subsidiaries own, have valid and enforceable license to, or otherwise have the right to use, all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, trade dress, designs, data, database rights, Internet domain names, copyrights, works of authorship, licenses, proprietary information and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), and all other intellectual property and proprietary rights, including registrations and applications for registration thereof (collectively, “Intellectual Property”) necessary for the conduct of their respective businesses as currently conducted and as proposed to be conducted, or which are described in the SEC Filings as being owned by or licensed to the Company or its subsidiaries. To the Company’s Knowledge, the Company and its subsidiaries’ conduct of their respective businesses does not infringe, misappropriate or otherwise violate in any material respect with any Intellectual Property of any third party. The Intellectual Property of the Company has not been adjudged by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, and the Company is unaware of any facts which would form a reasonable basis for any such adjudication. To the Company’s Knowledge, the Company and its subsidiaries have not received any notice of any claim of infringement, misappropriation or conflict with any intellectual property rights of another, and the Company is unaware of any facts which would form a reasonable basis for any such notice or claim. To the Company’s Knowledge, there are no third parties who have rights to any Intellectual Property, except for customary reversionary rights of third-party licensors with respect to Intellectual Property that is disclosed in the SEC Filings as owned by or licensed to the Company or its subsidiaries. Except as disclosed in the SEC Filings, there is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by others: (A) challenging the Company’s rights in or to any Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim; (B) challenging the validity, enforceability or scope of any Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim; or (C) asserting that the Company or its subsidiaries infringe, misappropriate, or otherwise violate, or would, upon the commercialization of any product or service described in the SEC Filings as under development, infringe, misappropriate, or otherwise violate, any intellectual property rights of others, and the Company is unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim. The Company and its subsidiaries have complied with the terms of each agreement pursuant to which Intellectual Property has been licensed to the Company or its subsidiaries, and all such agreements are in full force and effect. To the Company’s Knowledge, there are no material defects in any of the patents or patent applications included in the Intellectual Property. The Company and its subsidiaries have taken all reasonable steps to protect, maintain and safeguard their Intellectual Property, including the execution of appropriate nondisclosure, confidentiality agreements and invention assignment agreements and invention assignments with their employees. To the Company’s Knowledge, no employee of the Company is in or has been in violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement, or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with the Company. The duty of candor and good faith as required by the United States Patent and Trademark Office during the prosecution of the United States patents and patent applications within the Intellectual Property have been complied with; and in all foreign offices having similar requirements, all such requirements have been complied with. None of the Company owned Intellectual Property or technology (including information technology and outsourced arrangements) employed by the Company or its subsidiaries has been obtained or is being used by the Company or its subsidiary in violation of any contractual obligation binding on the Company or its subsidiaries or any of their respective officers, directors or employees or otherwise in violation of the rights of any persons.

4.15.	Legal Proceedings. Except as disclosed in the SEC Filings, there is no action, suit, proceeding, inquiry or investigation before or brought by any Governmental Entity now pending or, to the Company’s Knowledge, threatened, against or affecting the Company or any of its subsidiaries, which would reasonably be expected to result in a Material Adverse Effect, or which would reasonably be expected to materially and adversely affect their respective properties or assets or the consummation of the transactions contemplated in the Transaction Documents or the performance by the Company of its obligations thereunder; and the aggregate of all pending legal or governmental proceedings to which the Company or any such subsidiary is a party or of which any of their respective properties or assets is the subject which are not described in the SEC Filings, including ordinary routine litigation incidental to the business, would not reasonably be expected to result in a Material Adverse Effect.

4.16.	Insurance Coverage. The Company maintains insurance underwritten by insurers of recognized financial responsibility, of the types and in the amounts that the Company reasonably believes is adequate for businesses of the Company and its subsidiaries, including directors’ and officers’ liability insurance and insurance covering all real and personal property owned or leased by the Company or any of its subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against and against such risks which the Company believes it is prudent to insure against, with such deductibles as are customary for companies in the same or similar business, all of which insurance is in full force and effect. To the Company’s Knowledge, neither the Company nor any of its subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) knowledge of any events that have occurred, or circumstances that exist, with respect to the Company that would cause it to be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

4.17.	Compliance with Nasdaq Continued Listing Requirements. The Company is in compliance with applicable Nasdaq continued listing requirements. There are no proceedings pending or, to the Company’s Knowledge, threatened against the Company relating to the continued listing of the Common Stock on Nasdaq and the Company has not received any notice of, nor to the Company’s Knowledge is there any reasonable basis for, the delisting of the Common Stock from Nasdaq.

4.18.	Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company. No Investor shall have any obligation with respect to any fees, or with respect to any claims made by or on behalf of other Persons for fees, in each case of the type contemplated by this Section 4.19 that may be due in connection with the transactions contemplated by this Agreement or the Transaction Documents.

4.19.	No Directed Selling Efforts or General Solicitation. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of the Securities.

4.20.	No Integrated Offering. Neither the Company nor any Person acting on its behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any Company security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Securities under the 1933 Act.

4.21.	Private Placement. Assuming the accuracy of the representations and warranties of the Investors set forth in Section 5, the offer and sale of the Securities to the Investors as contemplated hereby are exempt from the registration requirements of the 1933 Act.

4.22.	Questionable Payments. Neither the Company nor, to the Company’s Knowledge, any of the Company’s directors, officers, employees, agents or other Persons acting on behalf of the Company, has on behalf of the Company: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets which is in violation of law; (d) made any false or fictitious entries on the books and records of the Company; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.23.	Transactions with Affiliates. None of the executive officers or directors of the Company and, to the Company’s Knowledge, none of the employees of the Company is presently a party to any transaction with the Company (other than as holders of stock options, and for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Company’s Knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.24.	Internal Controls. The Company and its subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the 1934 Act) designed to comply with the applicable requirements of the 1934 Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles (“GAAP”), including internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the SEC Filings fairly presents the information called for in all material respects and is prepared in accordance with the SEC’s rules and guidelines applicable thereto. There are no material weaknesses in the Company’s internal controls. The Company’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which have adversely affected or are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (ii) to the best knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

4.25.	Investment Company. The Company is not required to be registered as, and is not an Affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.26.	Tests and Preclinical and Clinical Trials. The studies, tests and preclinical and clinical trials conducted by or, to the Company’s Knowledge, on behalf of the Company were and, if still ongoing, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all Authorizations and Applicable Laws, including, without limitation, the Federal Food, Drug and Cosmetic Act and the rules and regulations promulgated thereunder and current Good Clinical Practices and Good Laboratory Practices and any applicable rules, regulations and policies of the jurisdiction in which such trials and studies are being conducted; the descriptions of the results of such studies, tests and trials contained or incorporated by reference in the SEC Filings are, to the Company’s knowledge, accurate and complete in all material respects and fairly present the data derived from such studies, tests and trials; except to the extent disclosed in the SEC Filings, the Company is not aware of any studies, tests or trials, the results of which the Company believes reasonably call into question the study, test, or trial results described or referred to in the SEC Filings when viewed in the context in which such results are described and the clinical state of development; and, except to the extent disclosed in the SEC Filings, the Company has not received any notices or correspondence from the FDA or any governmental entity requiring the termination or suspension of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company, other than ordinary course communications with respect to modifications in connection with the design and implementation of such trials, copies of which communications have been made available to you.

4.27.	Manipulation of Price. The Company has not, and, to the Company’s Knowledge, no Person acting on its behalf has taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities.

4.28.	Bad Actor Disqualification. None of the Company, any predecessor or affiliated issuer of the Company nor, to the Company’s Knowledge, any director or executive officer of the Company or any promoter connected with the Company in any capacity, is subject to any of the “bad actor” disqualifications within the meaning of Rule 506(d) under the 1933 Act, except for a disqualification event covered by Rule 506(d)(2) or (d)(3).

4.29.	Absence of Violations, Defaults and Conflicts. Neither the Company nor any of its subsidiaries is (i) in violation of its charter, by-laws or similar organizational document, (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any Material Contract, except for such defaults that would not, singly or in the aggregate, result in a Material Adverse Effect, or (iii) in violation of any law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity, except for such violations that would not, singly or in the aggregate, result in a Material Adverse Effect.

4.30.	Healthcare Laws. The Company and its subsidiaries are, and at all times have been, in compliance in all material respects with all Health Care Laws. For purposes of this Agreement, “Health Care Laws” means: (i) the Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder; (ii) all applicable federal, state, local and foreign health care fraud and abuse laws, including, without limitation, the U.S. Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), the U.S. Civil False Claims Act (31 U.S.C. Section 3729 et seq.), the criminal False Statements Law (42 U.S.C. Section 1320a-7b(a)), 18 U.S.C. Sections 286, 287, 1035, 1347, and 1349 the health care fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. Section 1320d et seq.), the civil monetary penalties law (42 U.S.C. Section 1320a-7a), the exclusions law (42 U.S.C. Section 1320a-7), laws governing government funded or sponsored healthcare programs; (iii) HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. Section 17921 et seq.); (iv) the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010; (v) licensure, quality, safety and accreditation requirements under applicable federal, state, local or foreign laws or regulatory bodies; and (vi) all other local, state, federal, national, supranational and foreign laws, relating to the regulation of the Company or its subsidiaries, and (vii) the directives and regulations promulgated pursuant to such statutes and any state or non-U.S. counterpart thereof. Neither the Company, any of its subsidiaries, nor any of their respective officers, directors, employees or agents have engaged in activities which are, as applicable, cause for liability under a Health Care Law. Neither the Company nor any of its subsidiaries has received written notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any court or arbitrator or governmental or regulatory authority or third party alleging that any product operation or activity is in violation of any Health Care Laws nor, to the Company’s Knowledge, is any such claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action threatened. The Company, and to the Company’s knowledge, its subsidiaries have filed, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Health Care Laws, and all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and accurate on the date filed in all material respects (or were corrected or supplemented by a subsequent submission). Neither the Company, any of its subsidiaries, nor, to the Company’s Knowledge, any of their respective employees, officers, directors, or agents is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any governmental or regulatory authority. Additionally, neither the Company, any of its subsidiaries nor any of their respective employees, officers, directors, or agents has been excluded, suspended or debarred from participation in any U.S. federal health care program or human clinical research or, to the Company’s Knowledge, is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion.

4.31.	Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Entity involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s Knowledge, threatened.

4.32.	OFAC. None of the Company, any of its subsidiaries or, to the Company’s Knowledge, any director, officer, agent, employee, affiliate or representative of the Company or any of its subsidiaries is a Person currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject of Sanctions; and the Company will not directly or indirectly use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any subsidiaries, joint venture partners or other Person, to fund or facilitate any activities of or business with any Person, or in any country or territory, that, at the time of such funding or facilitating, is the subject of Sanctions or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. For the past five years, the Company and its subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with country or territory that is the subject of Sanctions.

4.33.	Cybersecurity. The Company and its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company and the Subsidiaries as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. The Company and its subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses, and, to the Company’s Knowledge, there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person, nor any incidents under internal review or investigations relating to the same. The Company and its subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations, in each case relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification.

4.34.	Registration Rights. Except as disclosed in the SEC Filings and other than the Investors, no Person has any right to cause the Company or any subsidiary to effect the registration under the Securities Act of any securities of the Company or any subsidiary.

4.35.	Form S-3 Eligibility/WKSI Status. The Company is eligible to register the Securities for resale by the Investors on Form S-3 promulgated under the Securities Act. The Company is a “well-known seasoned issuer” as defined under Rule 405.

4.36.	Acknowledgment Regarding Investors’ Trading Activity. Anything in this Agreement or elsewhere herein to the contrary notwithstanding, it is understood and acknowledged by the Company that: (i) none of the Investors has been asked by the Company to agree, nor has any Investor agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Purchased Shares for any specified term, (ii) past or future open market or other transactions by any Investor, specifically including, without limitation, short sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities, (iii) any Investor, and counter-parties in “derivative” transactions to which any such Investor is a party, directly or indirectly, presently may have a “short” position in the Common Stock and (iv) each Investor shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that (y) one or more Investors may engage in hedging activities at various times during the period that the Purchased Shares are outstanding and (z) such hedging activities (if any) could reduce the value of the existing stockholders’ equity interests in the Company at and after the time that the hedging activities are being conducted. The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.

5.	Representations and Warranties of the Investors. Each of the Investors hereby severally, and not jointly, represents and warrants to the Company that:

5.1.	Organization and Existence. If the Investor is an entity, such Investor is a duly incorporated or organized and validly existing corporation, limited partnership or limited liability company and has all requisite corporate, partnership or limited liability company power and authority to enter into and consummate the transactions contemplated by the Transaction Documents and to carry out its obligations hereunder and thereunder, and to invest in the Securities pursuant to this Agreement, and is in good standing under the laws of the jurisdiction of its incorporation or organization.

5.2.	Authorization. The execution, delivery and performance by such Investor of the Transaction Documents to which such Investor is a party have been duly authorized and each has been duly executed and when delivered will constitute the valid and legally binding obligation of such Investor, enforceable against such Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

5.3.	Purchase Entirely for Own Account. The Securities to be received by such Investor hereunder will be acquired for such Investor’s own account, not as nominee or agent (although the Securities may be registered in the name of the Investor’s custodian bank, or a nominee of such custodian bank), for the purpose of investment and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. The Securities are being purchased by such Investor in the ordinary course of its business. Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Securities for any period of time. Such Investor is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

5.4.	Investment Experience. Such Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.5.	Disclosure of Information. Such Investor has had an opportunity to receive, review and understand all information related to the Company requested by such Investor and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities, and has conducted and completed such Investor’s own independent due diligence. Such Investor acknowledges that copies of the SEC Filings are available on the EDGAR system. Based on the information such Investor has deemed appropriate, it has independently made its own analysis and decision to enter into the Transaction Documents. Such Investor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the execution, delivery and performance of the Transaction Documents and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Neither such inquiries nor any other due diligence investigation conducted by such Investor shall modify, limit or otherwise affect such Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

5.6.	Restricted Securities. Such Investor understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

5.7.	Legends. It is understood that, except as provided below, certificates or book-entry records evidencing the Securities may bear the following or any similar legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, ACCORDINGLY, MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

If required by the authorities of any state in connection with the issuance or sale of the Securities, the legend required by such state authority.

5.8.	Accredited Investor. Such Investor is (i) an institutional “accredited investor” within the meaning of Rule 501 under the 1933 Act, (ii) is an “institutional account” as defined in FINRA Rule 4512(c) and (iii) has executed and delivered to the Company a questionnaire in substantially the form attached hereto as Exhibit D (the “Investor Questionnaire”), which such Investor represents and warrants is true, correct and complete. Such investor is a sophisticated institutional investor with sufficient knowledge and experience in investing in private equity transactions to properly evaluate the risks and merits of its purchase of the Securities. Such Investor has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Securities and participation in the transactions contemplated by the Transaction Documents (i) comply and are consistent with all investment policies, guidelines and other restrictions applicable to such Investor, (ii) have been duly authorized and approved by all necessary action, and (iii) do not and will not violate or constitute a default under such Investor’s charter, bylaws or other constituent document or under any law, rule, regulation, agreement or other obligation by which such Investor is bound. Such Investor understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws, and that the Company is relying upon the truth and accuracy of, and such Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Investor set forth herein in order to determine the availability of such exemptions and the eligibility of such Investor to acquire the Securities.

5.9.	Ownership of Capital Stock. As of the date hereof, such Investor and its affiliates beneficially own such shares of capital stock of the Company as set forth in the Investor Questionnaire.

5.10.	No General Solicitation. Such Investor did not learn of the investment in the Securities as a result of any general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (a) any advertisement, article, notice or other communication published in any newspaper, magazine, website, or similar media, or broadcast over television or radio, or (b) any seminar or meeting to which such Investor was invited by any of the foregoing means of communications.

5.11.	Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Investor.

5.12.	Short Sales and Confidentiality Prior to the Date Hereof. Other than consummating the transactions contemplated hereunder, such Investor has not, nor has any Person acting on behalf of or pursuant to any understanding with such Investor, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that such Investor was first contacted by the Company or any other Person regarding the transactions contemplated hereby and ending immediately prior to the date hereof. Notwithstanding the foregoing, in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement. Other than to other Persons party to this Agreement and other than to such Person’s outside attorney, accountant, auditor or investment advisor only to the extent necessary to permit evaluation of the investment, and the performance of the necessary or required tax, accounting, financial, legal, or administrative tasks and services and other than as may be required by law, such Investor has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future.

5.13.	No Government Recommendation or Approval. Such Investor understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon, or made any recommendation or endorsement of the Company or the purchase of the Securities.

5.14.	No Conflicts. The execution, delivery and performance by such Investor of the Transaction Documents and the consummation by such Investor of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Investor or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Investor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Investor, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations hereunder.

5.15.	Residency. Such Investor is a resident of the jurisdiction specified below its address on the Schedule of Investors in Exhibit A hereto.

5.16.	No Legal, Tax or Investment Advice. Such Investor understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to such Investor in connection with the purchase of the Securities constitutes legal, tax or investment advice. Such Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Securities.

6.	Conditions to Closing.

6.1.	Conditions to the Investors’ Obligations. The obligation of each Investor to purchase Securities at the Closing is subject to the fulfillment to such Investor’s satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by such Investor (as to itself only):

(a)	The representations and warranties made by the Company in Section 4 hereof shall be true and correct as of the date hereof and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date. The Company shall have performed in all respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(b)	The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase and sale of the Securities and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

(c)	The Company shall have executed and delivered the Registration Rights Agreement.

(d)	No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(e)	The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (a), (b), and (d) of this Section 6.1.

(f)	The Company shall have delivered a Certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Securities, certifying the current versions of the Certificate of Incorporation and Bylaws of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company.

(g)	The Investors shall have received from Fenwick & West LLP, legal counsel to the Company, an opinion dated as of the Closing Date in a form reasonably acceptable to the Investors.

(h)	No stop order or suspension of trading shall have been imposed by Nasdaq, the SEC or any other governmental or regulatory body with respect to public trading in the Common Stock.

(i)	The Company shall use its best efforts to cause the closing of the purchase of Securities by each Investor to occur substantially simultaneously, subject to each Investor’s performance of its obligations under this Agreement.

6.2.	Conditions to Obligations of the Company. The Company’s obligation to sell and issue the Securities at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a)	The representations and warranties made by the Investors in Section 5 hereof shall be true and correct as of the date hereof and on the Closing Date. The Investors shall have performed in all respects all obligations and covenants herein required to be performed by them on or prior to the Closing Date.

(b)	The Investors shall have executed and delivered the Registration Rights Agreement and each Investor Questionnaire.

(c)	Any Investor purchasing Securities at the Closing shall have paid in full its Subscription Amount to the Company.

6.3.	Termination of Obligations to Effect Closing; Effects.

(a)	The obligations of the Company, on the one hand, and the Investors, on the other hand, to effect the Closing shall terminate as follows:

(i)	Upon the mutual written consent of the Company and Investors that agreed to purchase a majority of the Securities to be issued and sold pursuant to this Agreement;

(ii)	By the Company if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by the Company;

(iii)	By an Investor (with respect to itself only) if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment, and shall not have been waived by the Investor; or

(iv)	By either the Company or any Investor (with respect to itself only) if the Closing has not occurred on or prior to the fifth trading day following the date of this Agreement; provided, however, that, except in the case of clause (i) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

(b)	In the event of termination by the Company or any Investor of its obligations to effect the Closing pursuant to this Section 6.3, written notice thereof shall be given to the other Investors by the Company and the other Investors shall have the right to terminate their obligations to effect the Closing upon written notice to the Company and the other Investors. Nothing in this Section 6.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

7.	Covenants and Agreements of the Company and the Investors.

7.1.	Nasdaq Listing. The Company shall promptly secure the listing of all of the Shares and Warrant Shares on Nasdaq and shall pay all fees and expenses in connection with satisfying its obligations under this Section 7.1. The Company will use commercially reasonable efforts to continue the listing and trading of its Common Stock on Nasdaq and, in accordance, therewith, will use commercially reasonable efforts to comply with the Company’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.

7.2.	Removal of Legends. In connection with any sale or disposition of the Securities by an Investor pursuant to Rule 144 or pursuant to any other exemption under the 1933 Act such that the purchaser acquires freely tradable shares and upon compliance by the Investor with the requirements of this Agreement, if requested by the Investor, the Company shall cause the transfer agent for the Common Stock (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Securities and make a new, unlegended entry for such book entry Securities sold or disposed of without restrictive legends within two trading days of receipt of such request, provided that the Company has received customary representations and other documentation reasonably acceptable to the Company in connection therewith (and in the case of clause 7.2(i) below, the representation letter agreed to by EcoR1 and the Company in connection with the execution of this Agreement shall constitute customary representations and documentation reasonably acceptable to the Company). Subject to receipt by the Company of customary representations and other documentation reasonably acceptable to the Company in connection therewith, upon the earlier of such time as the Securities (i) have been registered for resale pursuant to an effective registration statement, (ii) such time as the Securities have been or are about to be sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision, the Company shall (A) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Securities, and (B) cause its counsel to deliver to the Transfer Agent one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the 1933 Act. If all or any portion of a Pre-Funded Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Warrant Shares, or if such Warrant Shares may be sold under Rule 144 and the Company is then in compliance with the current public information required under Rule 144 (assuming cashless exercise of the Pre-Funded Warrants), or if the Warrant Shares may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Warrant Shares or if such legend is not otherwise required under applicable requirements of the Securities Act, then such Warrant Shares shall be issued free of all legends. The Company shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance.

7.3.	Each Investor, severally and not jointly with the other Investors, agrees with the Company (i) that such Investor will sell any Securities only pursuant to either the registration requirements of the 1933 Act, including any applicable prospectus delivery requirements, or an exemption therefrom, (ii) that if Securities are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein and (iii) that if, after the effective date of the registration statement covering the resale of the Securities, such registration statement ceases to be effective and the Company has provided notice to such Investor to that effect, such Investor will sell Securities only in compliance with an exemption from the registration requirements of the 1933 Act.

7.4.	Short Sales and Confidentiality After the Date Hereof. Each Investor covenants that neither it nor any Affiliates acting on its behalf or pursuant to any understanding with it will execute any Short Sales during the period from the date hereof until the earlier of such time as (i) after the transactions contemplated by this Agreement are first publicly announced or (ii) this Agreement is terminated in full. Each Investor covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company, such Investor will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Each Investor understands and acknowledges that the SEC currently takes the position that coverage of short sales of shares of the Common Stock “against the box” prior to effectiveness of a resale registration statement with securities included in such registration statement would be a violation of Section 5 of the 1933 Act, as set forth in Item 239.10 of the 1933 Act Rules Compliance and Disclosure Interpretations compiled by the Office of Chief Counsel, Division of Corporation Finance.

8.	Survival and Indemnification.

8.1.	Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement for the applicable statute of limitations.

8.2.	Indemnification. The Company agrees to indemnify and hold harmless each Investor and its Affiliates and their respective directors, officers, trustees, members, managers, employees and agents, and their respective successors and assigns, from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable and documented attorney fees and disbursements and other documented out-of-pocket expenses reasonably incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under the Transaction Documents, and will reimburse any such Person for all such amounts as they are incurred by such Person solely to the extent such amounts have been finally judicially determined not to have resulted from such Person’s fraud or willful misconduct.

8.3.	Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (a) the indemnifying party has agreed in writing to pay such fees or expenses, (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (c) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person); and provided, further, that the failure of any indemnified party to give written notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. No indemnified party will, except with the consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement.

9.	Miscellaneous.

9.1.	Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investors, as applicable, provided, however, that an Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party acquiring some or all of its Securities in a transaction complying with applicable securities laws without the prior written consent of the Company or the other Investors, provided such assignee agrees in writing to be bound by the provisions hereof that apply to Investors. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Without limiting the generality of the foregoing, in the event that the Company is a party to a merger, consolidation, share exchange or similar business combination transaction in which the Common Stock is converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Company hereunder, the term “Company” shall be deemed to refer to such Person and the term “Securities” shall be deemed to refer to the securities received by the Investors in connection with such transaction. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.2.	Counterparts; Faxes; E-mail. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile or e-mail, which shall be deemed an original.

9.3.	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.4.	Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by facsimile or e-mail, then such notice shall be deemed given upon receipt of confirmation of complete transmittal or confirmation of receipt of an e-mail transmission, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier.

All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

Morphic Holding, Inc.

35 Gatehouse Drive, A2

Waltham, Massachusetts 02451

Attention: Chief Financial Officer

Email:

With a copy (which shall not constitute notice) to:

Fenwick & West LLP

555 California Street, 12th Floor

San Francisco, California 94104

Attention: Effie Toshav, Robert Freedman, Julia Forbess

Email:

If to the Investors:

to the addresses set forth on the signature pages hereto.

9.5.	Expenses. The parties hereto shall pay their own costs and expenses in connection herewith regardless of whether the transactions contemplated hereby are consummated; it being understood that each of the Company and each Investor has relied on the advice of its own respective counsel.

9.6.	Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and each Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon (i) prior to Closing, each Investor and (ii) following the Closing, each holder of any Securities purchased under this Agreement, and in each case, each future holder of all such Securities and the Company.

9.7.	Publicity. Except as set forth below, no press release or, except to the extent required under applicable law (in which case the disclosing party shall use reasonable efforts to give the other party hereto an opportunity to review and comment on such disclosure in advance of its public release), other public announcement shall be made, directly or indirectly, by either party hereto concerning the execution of this Agreement, the terms and conditions hereof or the consummation of the transactions contemplated hereby, in each case without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, conditioned or delayed. By 9:30 a.m. (New York City time) on the first trading day following the date of this Agreement, the Company shall issue a press release or file a Current Report on Form 8-K disclosing all material terms of the sale of the Securities to the Investors pursuant to this Agreement. In addition, by 9:30 a.m. (New York City time) on February 13, 2023 (the “Disclosure Date”), the Company will make such other filings and notices in the manner and time required by the SEC or Nasdaq. The Company shall not include the name of EcoR1 in the public disclosure or any other public announcement or publication (including without limitation, press releases, the Company website or the Company “deck”) without the prior written consent of EcoR1, except as required by law, rule, regulation or applicable SEC guidance, provided however that the parties agree and understand that EcoR1 shall be listed in the selling stockholder section of the resale registration statement(s) filed in connection with the Securities issued to EcoR1 pursuant to this Agreement. From and after the Disclosure Date, the Company represents to the Investors that no Investor shall be in possession of any material non-public information received from the Company or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by this Agreement.

9.8.	Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

9.9.	Entire Agreement. This Agreement, including the signature pages, Exhibits, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

9.10.	Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

9.11.	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

9.12.	Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document. The decision of each Investor to purchase Securities pursuant to the Transaction Documents has been made by such Investor independently of any other Investor. Nothing contained herein or in any Transaction Document, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no Investor will be acting as agent of such Investor in connection with monitoring its investment in the Securities or enforcing its rights under the Transaction Documents. Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose. The Company acknowledges that each of the Investors has been provided with the same Transaction Documents for the purpose of closing a transaction with multiple Investors and not because it was required or requested to do so by any Investor.

9.13.	Limitation of Liability. Notwithstanding anything herein to the contrary, the Company acknowledges and agrees that the liability of an Investor arising directly or indirectly under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Investor and that no trustee, officer, other investment vehicle or any other Affiliate of such Investor or any investor, shareholder or holder of shares of beneficial interest of such Investor shall be personally liable for any liabilities of such Investor.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

COMPANY:	MORPHIC HOLDING, INC.

	By:	/s/ Marc Schegerin
Name: Marc Schegerin, M.D.
Title: Chief Financial Officer, Chief Operating Officer

[Signature page to Securities Purchase Agreement]

INVESTOR:	EcoR1 Capital Fund, L.P. By: EcoR1 Capital, LLC, its General Partner

	By:	/s/ Oleg Nodelman
Name: Oleg Nodelman
Title: Manager

INVESTOR:	EcoR1 Capital Fund Qualified, L.P. By: EcoR1 Capital, LLC, its General Partner

	By:	/s/ Oleg Nodelman
Name: Oleg Nodelman
Title: Manager

[Signature page to Securities Purchase Agreement]

INVESTOR:	Timothy A. Springer

	By:	/s/ Timothy A. Springer
Name: Timothy A. Springer

INVESTOR:	TAS Partners, LLC

	By:	/s/ Timothy A. Springer
Name: Timothy A. Springer
Title: Manager

[Signature page to Securities Purchase Agreement]

EXHIBIT A

Schedule of Investors

Name of Investor and Address/Contact Information	Number of Shares Purchased	Aggregate Share Purchase Price	Number of Pre-Funded Warrants Purchased	Aggregate Purchase Price of Pre-Funded Warrants	Number of Securities Purchased	Aggregate Purchase Price of Securities Purchased
EcoR1 Capital Fund, L.P. Address: Telephone: Email: Name:	-	-	112,871	$3,989,978.56	112,871	$3,989,978.56
EcoR1 Capital Fund Qualified, L.P. Address: Telephone: Email: Name:	-	-	1,867,327	$66,009,822.72	1,867,327	$66,009,822.72
Timothy A. Springer Address: Telephone: Email:	42,432	$1,499,971.20	-	-	42,432	$1,499,971.20
TAS Partners, LLC Address: Telephone: Email: Name:	806,223	$28,499,983.05	-	-	806,223	$28,499,983.05

EXHIBIT B

Form of Pre-Funded Warrant

[Form of Pre-Funded Warrant separately filed]

EXHIBIT C

Registration Rights Agreement

[Form of Registration Rights Agreement separately filed]

EXHIBIT D

Form of Investor Questionnaire

MORPHIC HOLDING, INC.